EMPLOYMENT AGREEMENT

By and Between

RASER TECHNOLOGIES OPERATING COMPANY, INC.

And

Martin F. Petersen

January 8, 2007

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of the 8th day of January 2007 (the "Effective Date") by and between Raser Technologies Operating Company, Inc. (the "Company") and Martin F. Petersen ("Employee"). For purposes of this Agreement, the Company and Employee are sometimes collectively referred to as the "Parties."

RECITALS

This Agreement is entered into with reference to the following facts and mutual objectives:

A. Employee's services are deemed to be of value to the Company.

TERMS AND CONDITIONS OF AGREEMENT

NOW THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged and in consideration of the foregoing, and the covenants, conditions, and promises set forth in this Agreement, the Parties agree as follows:

1. Employment and Position

The Company employs Employee, and Employee accepts employment by the Company as, Chief Financial Officer of the Company upon Employee accepting and satisfying the conditions herein..

2. Services To Be Rendered

The Employee shall, during employment, serve the Company in the position set forth in Section 1, namely as Chief Financial Officer, diligently and competently. During employment, Employee shall be free to conduct personal business and investment activities provided that such activities do not conflict or interfere with the performance of Employee's duties under this Agreement. In discharging his duties under this Agreement, Employee shall act in the best interests of the Company and acknowledges that Employee has a fiduciary duty to Company. In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the CEO of the Company.

3. At-Will Employment

Employee's employment by the Company pursuant to this Agreement shall commence on the Effective Date and continue, unless terminated sooner pursuant to the provisions of this Agreement. Employee understands, acknowledges, and agrees that Employee's employment with the Company is for an unspecified duration and constitutes "at-will" employment as that term is defined by Utah law. Employee also understands that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the CEO of the Company. Employee and Company acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Employee, with or without notice.

4. Base Salary

At the commencement of employment, Employee shall be paid an annual base salary in an amount that shall be not less than $185,000 ("Base Salary"). Base Salary shall be paid in accordance with the Company's standard payroll practices.

5. Incentive Bonus

The Board of Directors and its compensation committee shall determine any incentive bonus guidelines during employment. Employee shall be entitled to receive a bonus pursuant to the Company's bonus plan, and to participate in a deferred compensation plan that may be in effect at the Company from time to time. It is anticipated that any bonus plan for Employee shall depend upon the Company's income performance as well as general performance evaluations.

6. Expense Reimbursement

Employee shall be entitled to prompt and full reimbursement from the Company for reasonable expenses incurred by Employee in performing services for the Company. Employee shall be required to provide proof and documentation of such expenditures as required by the Company.

7. Stock Options

Employee shall also be eligible to receive additional Raser Technologies, Inc. (Raser) stock options during employment, pursuant to a Company stock options bonus plan that may, as from time to time, be in effect. Annual awards, if any, shall take into account the original grant amounts as awarded in Section 15.

8. Other Benefits

In addition to the benefits previously set forth in this Agreement, Employee shall, during employment, be entitled to the benefits described below, and, as concerns all such benefit programs where years of service are a factor, Employee shall, to the extent permitted by law, be given full credit for his completed years of service with the Company prior to the implementation of any benefit program, whether in his capacity as a director, officer, or otherwise:

(a) Vacation . During employment, Employee shall be entitled to not less than four (4) weeks of paid vacation during each calendar year.

(b) Insurance . Employee shall be entitled to participate in the group insurance program of the Company as concerns life, disability, medical, dental, vision, or employee assistance insurance made available to other employees as the same may be implemented, changed, modified, or terminated for all participants from time to time. To the extent that such insurance benefits or programs are offered to employees by the Company, the Company shall pay the same premiums for such coverage for Employee.

(c) Retirement Plan . The Employee shall be entitled to participate in the Company's retirement plans in accordance with the terms and conditions of such plans and applicable law, as the same may be implemented, changed, or terminated from time to time. Employee shall become eligible to participate in the Company's retirement plans as of the Effective Date or the date of implementation of such plans, whichever is later.

(d) Other Miscellaneous Benefits . The Company shall pay or reimburse Employee for the following miscellaneous benefits:

(i) Annual dues for association membership for relevant professional groups; and

(ii) Subscriptions and purchase of books, journals, publications, and other materials that relate to Employee's job duties and responsibilities.

9. No Term of Employment

(a) No Term . As set forth above, the employment relationship with Employee is at-will and may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Employee, with or without notice.

(b) During employment . The Employee's position, authority, duties, and responsibilities shall be commensurate in all material respects with those held and exercised as of the Effective Date.

(c) Location . The Employee's services shall be performed at the location where the Employee was employed on the Effective Date, or at any office which is the headquarters of the Company, provided that such headquarters are located in the Salt Lake City/Provo, Utah metropolitan area.

10. Termination of Agreement

(a) The Company shall have the following rights with respect to termination of Employee's employment.

(i) Cause . Employee's employment may be terminated for Cause at any time. For purpose of this Agreement, "Cause" shall mean and refer to a determination made in good faith by the Company's Board of Directors that:

(1) Employee has been convicted of, or has entered into a plea of guilty or nolo contendere to, a felony punishable by incarceration for a period of one (1) year or longer;

(2) Employee has been convicted of committing a theft, embezzlement, or other criminal misappropriation of funds from the Company; or

(3) Employee has willfully failed or refused to follow reasonable and lawful written policies or directives established by the Board of Directors of the Company, or Employee has willfully failed to attend to material duties or obligations of Employee's office (other than any such failure resulting from Employee's incapacity due to physical or mental illness, which is the cause or manifestation of Employee's disability), which failure or refusal continues for thirty (30) days following delivery of a written demand from the Company's Board of Directors for performance to Employee identifying the manner in which Employee has failed to follow such policy or directives or to perform such duties.

(ii) Effective Date of Termination . Termination pursuant to this Section shall be effective as of the date of written notice by the CEO to Employee that it has made the required determination, or at such other subsequent date, if any specified in such notice.

(b) Convenience. If Employee is terminated by the Company for any reason other than Cause as set forth above in Section 10(a)(i) (e.g., convenience, or for no reason at all), Employee shall receive a prorated number of options as set forth herein equal to THREE THOUSAND SEVEN HUNDRED AND FIFTY (3,750) options per month for every full month Employee has been employed by Company. Any partial months worked shall be deemed as not worked for the purposes of calculating any pro rata distribution of options to employee. Employee shall not be compensated for a prorated amount of options for months worked if Employee is terminated for Cause (as that term is defined herein).

(c) Termination by Employee. Employee shall have the right to terminate his employment under this Agreement at any time, upon written notice to the Company. If Employee voluntarily departs from the employment of Company, Employee shall not be entitled to a monthly prorated number of options set forth above in Section 10(b), but shall only be entitled to those shares that have actually vested under the vesting schedule set forth below in Section 15.

11. Confidential Information

(a) Confidentiality. The Employee shall hold in confidence for the benefit of the Company all secret or "Confidential Information," (as defined herein) knowledge, or data relating to the Company or any of its affiliated companies and their respective businesses, which have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts of the Employee or representatives of the Employee in violation of this Agreement). Employee agrees not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or entity without written authorization of an authorized officer (other than himself), any Confidential Information of the Company. Employee agrees that "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, Company proprietary information, technical data, formulae, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee may call or with whom Employee become acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. After termination of the Employee's employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by the Company. In no event, however, shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the provisions of this Agreement.

(b) Returning Company Documents. Except as otherwise provided herein, Employee agrees that, at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, formulae, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. Notwithstanding the foregoing, at the time of leaving the employ of the Company, Employee shall be entitled to retain a copy of his personal work files, provided that Employee shall continue to keep such files confidential as set forth above in Section 11(a).

12. Inventions

(a) Assignment. Without further consideration, the Employee shall fully and promptly report to the Company all ideas, concepts, inventions, discoveries, formulas, and designs conceived or produced by the Employee at any time during employment relating to the Company's trade or business, whether patentable or unpatentable (collectively, "Inventions"), and shall assign and hereby does assign to the Company or its nominee the Employee's entire right, title, and interest in and to all such Inventions.

(b) Cooperation. Employee shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any Inventions, including execution and delivery of all applications, assignments, and other documents deemed necessary or desirable by the Company, provided that the Company shall reimburse the Employee for all expenses incurred by the Employee in connection with such execution and delivery.

13. Non-Competition after Termination

(a) Acknowledgment. Employee acknowledges that his services and responsibilities are of a particular significance to the Company, and that his position with the Company does and will continue to give him an intimate knowledge of its business. Because of this, it is important to the Company that the Employee be restricted for a limited period of time from competing with the Company in the event of the termination of his employment.

(b) Agreement. Employee agrees that, in addition to any other limitations, for a period of two (2) years after the termination of his employment under this Agreement, Employee will not directly compete with the Company or its business within the continental United States of America.

14. Severance Pay

If Company terminates Employee pursuant to Section 10(b) above, Company shall pay to Employee, no later than thirty (30) days after such termination, an amount equal to the sum of six (6) months salary and Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the severance payment be reduced by any compensation earned by the Employee as a result of the employment by another employer after termination or otherwise. Notwithstanding the foregoing, this Section 14 shall not apply until Employee has been retained by the Company for a period of at least six (6) months.

15. Vesting of Stock Options

In connection with this Agreement, Employee is receiving stock options and the right to receive stock options exercisable for TWO HUNDRED FIFTY THOUSAND (250,000) shares of Raser's common stock which shall have a strike price calculated as the settlement price on the close of business January 8, 2007. Stock options exercisable for 25,000 shares of Raser's common stock shall vest immediately. The remaining stock options shall vest over a five year period. Stock options exercisable for 45,000 shares of Raser's common stock shall be vested on a monthly pro rata basis for the first year of this Agreement. On each of the next four anniversary dates of the Effective Date of this Agreement, stock options exercisable for 45,000 shares of Raser's stock shall vest. The sale of the common stock issuable upon exercise of stock options will be registered during the term of the options under the Securities Act of 1933, as amended, on a Form S-8 or other appropriate form of registration statement.

16. Indemnification

The Company shall release, indemnify, defend, and hold harmless Employee with respect to any and all losses, claims, actions, or suits of any kind, nature, or description, whether before a trial or appellate court, or in an administrative, arbitration, or alternative dispute resolution proceeding, relating to, arising from, or in any way connected with the Employee's acts or omissions as a director, officer, employee, agent or otherwise of the Company. Employee shall be permitted to select independent defense counsel of his own choosing, and such counsel shall promptly be reimbursed by the Company for all reasonable fees, expenses, and costs incurred in the defense of Employee. In addition to the foregoing, the Company shall at all times maintain appropriate insurance coverage to protect Employee's interests as a director, officer, employee, or agent of the Company.

17. Notice

Any notice or other communication required or permitted to be given to the Parties under this Agreement shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):

(a)	If to the Company :

Raser Technologies, Inc.

5152 North Edgewood Drive

Suite 375

Provo, Utah 84604

Attn: Chief Financial Officer

(b)	If to Employee :

Martin f. Petersen

198 N. Meadowbrook Drive

Alpine Ut 84004

18. Governing Law

This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Utah notwithstanding the choice of law rules of such state. Employee hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in Utah for any lawsuit filed there against Employee by the Company arising from or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

RASER TECHNOLOGIES, INC. MARTIN F. PETERSEN

___________________________ ________________________

Patrick Schwartz, President